Exhibit 10.1

Release Agreement

THIS RELEASE AGREEMENT (the “Release Agreement”) is made and entered into this 22nd day of February, 2018 (the “Effective Date”), by and among the Florida Department of Economic Opportunity (“DEO”), Palm Coast Data LLC (“Palm Coast”) and AMREP Corporation (the “Guarantor”). DEO, Palm Coast and the Guarantor are sometimes referred to collectively herein as the “Parties” and, each, as a “Party.”

Recitals

WHEREAS, Palm Coast and DEO are parties to a Settlement Agreement and Mutual General Release, dated May 4, 2017 (the “Settlement Agreement”);

WHEREAS, the Guarantor and DEO are parties to a Guaranty Agreement, dated May 4, 2017 (the “Guaranty Agreement”); and

WHEREAS, Palm Coast desires to satisfy in full its obligations under the Settlement Agreement and DEO has agreed to accept the payment to be made by Palm Coast under this Release Agreement in satisfaction in full of Palm Coast’s obligations under the Settlement Agreement and the Guarantor’s obligations under the Guaranty Agreement.

Agreement

NOW, THEREFORE, the Parties, for and in consideration of the covenants, promises, undertakings and releases stated herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, hereby consent and agree as follows:

1.	Prepayment Amount. Palm Coast shall pay to DEO nine hundred fifty-six thousand one hundred ninety-two dollars and 31/100 ($956,192.31) (“Prepayment Amount”) within fifteen (15) calendar days after the Effective Date.

2.	Electronic Funds Transfer. Palm Coast shall follow DEO’s previously provided instructions for a wire transfer of the funds from Palm Coast’s or its affiliate’s financial institutions to DEO’s financial institution in order to facilitate the Electronic Funds Transfer (“EFT”) between Palm Coast Data and DEO.

3.	Release and Covenant Not to Sue. Upon receipt by DEO of the Prepayment Amount, the Parties shall and do forever mutually release and discharge each other and covenant not to sue or bring any other legal or administrative action or claim against each other, or their past and current officers, directors, managers, members, employees, representatives, stockholders, affiliates, parents, subsidiaries, partners, agents, servants, insurers, sureties, predecessors, successors and assigns, receivers, executors, administrators, and beneficiaries, and any and all entities in which Palm Coast has had an interest, directly or indirectly, from and concerning any and all liabilities, rights, claims, demands, damages, debts, causes of action, agreements, warranties, controversies, promises, judgments, obligations or controversies of every kind and description, in law or equity, whether arising in law or equity or by statute, by regulation, or otherwise, and regardless of the legal theory, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that now exist or may hereafter accrue based on matters now unknown as well as known under, related to, arising from, or in any way connected with the Funding Agreement (as defined in the Settlement Agreement), the Guaranty Agreement or Sections 1 through 5 of the Settlement Agreement. It is understood and agreed by all Parties that the release in this Section 3 is a general release of the Parties, and it is to be construed in the broadest possible manner consistent with applicable law.

Each Party represents and warrants that it is the exclusive owner of the claims such Party is releasing in the prior paragraph and that, as of the Effective Date, such Party has not assigned, sold, transferred or otherwise conveyed those claims to any other person. Each Party represents and warrants that they have not filed with any court, tribunal or alternative dispute resolution organization any claim, demand, action, joinder or cause of action against any other Party or their past and current officers, directors, managers, members, employees, representatives, stockholders, affiliates, parents, subsidiaries, partners, agents, servants, insurers, sureties, predecessors, successors and assigns, receivers, executors, administrators, and beneficiaries, or any and all entities in which Palm Coast has had an interest, directly or indirectly under, related to, arising from, or in any way connected with the Funding Agreement (as defined in the Settlement Agreement), the Guaranty Agreement or Sections 1 through 5 of the Settlement Agreement.

4.	Termination of Further Obligations. Upon receipt by DEO of the Prepayment Amount, Sections 1 through 5 of the Settlement Agreement shall be deemed terminated, void and of no further force and effect, and none of the Parties or any other person shall have any further liabilities or obligations under Sections 1 through 5 of the Settlement Agreement whatsoever. Upon receipt by DEO of the Prepayment Amount, the Guaranty Agreement shall be deemed terminated, void and of no further force and effect, and none of the Parties or any other person shall have any further liabilities or obligations under the Guaranty Agreement whatsoever.

5.	Authority. The Parties represent and warrant that they have all necessary and appropriate authority to enter into and execute this Release Agreement and be legally bound thereby. Each person signing this Release Agreement in a representative capacity represents and warrants that he/she has the full and complete authority to execute this Release Agreement on behalf of his/her principal or employer, and that upon execution the Release Agreement shall be binding upon his/her principal or employer.

6.	Attorneys’ Fees, Costs, and Expenses. All fees, costs, and expenses incurred by the Parties in negotiating and entering into this Release Agreement, shall be paid by the Parties incurring them, including, but not limited to, legal fees and costs. In the event of a dispute arising under this Release Agreement, whether or not a lawsuit or other proceeding is filed, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs, including attorneys’ fees and costs incurred in litigating entitlement to attorneys’ fees and costs, as well as in determining or quantifying the amount of recoverable attorneys’ fees and costs. The reasonable costs to which the prevailing party is entitled shall include costs that are taxable under any applicable statute, rule, or guideline, as well as non-taxable costs, including, but not limited to, costs of investigation, copying costs, electronic discovery costs, telephone charges, mailing and delivery charges, information technology support charges, consultant and expert witness fees, travel expenses, court reporter fees, and mediator fees, regardless of whether such costs are otherwise taxable.

7.	Acknowledgments. Each of the Parties declares that it has read and understands the terms of this Release Agreement, that it has had the opportunity to be represented by counsel in the negotiation, execution, and delivery of this Release Agreement, and that it executes this Release Agreement voluntarily. Each of the Parties participated in the drafting of this Release Agreement. In the event of any ambiguity, the Parties agree that it shall not be construed against either of them.

8.	Warranties. Except as expressly set forth in this Release Agreement, the Parties have not made and make no other representations, warranties, statements, promises, or agreements to each other.

9.	References. As used in this Release Agreement, the use of the pronoun “it” shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals, government entities, partnerships, or corporations. As used in this Release Agreement, “person” shall mean any natural person, government entity, corporation, partnership, limited partnership, trust, estate, or other entity, and the term “affiliate” shall mean any partnership, joint venture, corporation, or other entity in which such person has an interest, or which controls, is controlled by, or is under common control with such person.

10.	Non-prejudice and Construction of Agreement. This Release Agreement is the product of informed negotiations that involves compromises of the Parties’ previously stated legal positions. Accordingly, this Release Agreement does not reflect the Parties’ views as to their rights and obligations with respect to matters or entities outside the scope of this Release Agreement. This Release Agreement is without prejudice to positions taken by DEO, Palm Coast or the Guarantor with regard to those not within the scope of this Release Agreement.

11.	Captions and Headings. The captions and headings, to the extent used in this Release Agreement, are for reference purposes only and shall not be taken into account in construing or interpreting this Release Agreement.

12.	Invalid Provisions. If any provision of this Release Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Release Agreement, such provision(s) shall be fully severable and the invalidity, illegality, or unenforceability shall not affect any other provision of this Release Agreement.

13.	Counterparts. This Release Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. A signed copy of this Release Agreement delivered by facsimile, e-mail or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Release Agreement. Any Party may copy this completed Release Agreement for electronic storage in a non-editable format, at which time the paper form of this Release Agreement may be destroyed. Each Party agrees that following the electronic storage of this Release Agreement, any hardcopy printout of that electronically stored information will constitute an original of this Release Agreement.

14.	Applicable Law and Jurisdiction. The laws of the State of Florida shall govern the construction, enforcement and interpretation of this Release Agreement, regardless of and without reference to whether any applicable conflicts of laws principles may point to the application of the laws of another jurisdiction. The Parties hereby agree that the exclusive personal jurisdiction and venue to resolve any and all disputes between them arising out of or relating to this Release Agreement shall be in the state courts of the State of Florida in the County of Leon. With respect to any and all disputes between them arising out of or relating to this Release Agreement, the Parties expressly (a) consent to the exclusive personal jurisdiction and venue in any state court located in Leon County, Florida and (b) waive any defense of forum non conveniens, lack of personal jurisdiction, or like defense. IN ANY LEGAL OR EQUITABLE ACTION BETWEEN THE PARTIES ARISING FROM THIS RELEASE AGREEMENT, THE PARTIES HEREBY EXPRESSLY WAIVE TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY LAW.

15.	Entire Agreement and Successors and Assigns. This Release Agreement is a fully integrated agreement which sets forth the entire agreement and understanding of the Parties concerning the subject matter of this Release Agreement. This Release Agreement shall be binding upon the successors and assigns of the Parties and may not be waived, rescinded, canceled, terminated, supplemented, amended, or modified in any manner without the prior written consent of each of DEO, Palm Coast and the Guarantor.

16.	No Third Party Beneficiaries. This Release Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any person, other than the Parties and such permitted successors and assigns (and as provided in the following sentence), any legal or equitable rights hereunder. Notwithstanding the foregoing, the Parties hereby designate each of their past and current officers, directors, managers, members, employees, representatives, stockholders, affiliates, parents, subsidiaries, partners, agents, servants, insurers, sureties, predecessors, successors and assigns, receivers, executors, administrators, and beneficiaries, and any and all entities in which Palm Coast has had an interest, directly or indirectly, as third-party beneficiaries of Section 3 having the right to enforce this Release Agreement.

17.	Time is of the essence. The Parties agree and acknowledge that time is of the essence with regard to payments required hereunder.

18.	No modification unless in writing. No modification of this Release Agreement shall be valid unless in writing and agreed upon by all Parties.

19.	Disclosure of This Agreement. The Parties agree and acknowledge that DEO may be required to disclose this Release Agreement pursuant to a request made under chapter 119 of the Florida Statutes. The Parties agree and acknowledge that Guarantor may disclose this Release Agreement as it deems necessary under applicable law or the rules of any stock exchange or market on which its securities are traded.

20.	Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the address set forth below (or to such other address that may be designated by a Party from time to time in accordance with this paragraph):

If to DEO:

Office of the General Counsel

107 E. Madison Street, MSC 110

Tallahassee, Florida 32399-4128

Attention: General Counsel

If to PCD:

11 Commerce Boulevard

Palm Coast, Florida 32164

Attn: President

With a required copy to:

AMREP Corporation

620 West Germantown Pike, Suite 175

Plymouth Meeting, Pennsylvania 19462

Attention: President

If to Guarantor:

620 West Germantown Pike, Suite 175

Plymouth Meeting, Pennsylvania 19462

Attention: President

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Release Agreement to be duly executed by each of their duly authorized representative(s) on the dates hereinafter subscribed.

Date: February 22, 2018	PALM COAST DATA LLC

	By:	/s/ Christopher V. Vitale
Title: Vice President
Print Name: Christopher V. Vitale

Date: February 22, 2018	AMREP CORPORATION

	By:	/s/ Christopher V. Vitale
Title: President and Chief Executive Officer
Print Name: Christopher V. Vitale

Date: February 27, 2018	FLORIDA DEPARTMENT OF ECONOMIC OPPORTUNITY

	By:	/s/ Chris Peary
Title:Chief of Staff
Print Name : Chris Peary